Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:
Flow Investor Relations	Flow Media Relations
Geoffrey Buscher	Lisa Brandli
253-813-3286	425-653-1237
investors@flowcorp.com	lbrandli@flowcorp.com
Kent, WA — November 25, 2008 — Flow International Corporation, the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, announced today that it has agreed to purchase a $2 million minority ownership position in Dardi International Corporation, China’s leading waterjet manufacturer.
Privately held Dardi is the world leading waterjet supplier for the “economy” segment of the market, and the largest volume producer of waterjets in Asia with three factories located near Nanjing, China. In September, Flow introduced Dardi as the new supplier of its economy segment product line. By establishing a minority equity position with Dardi, Flow gains further access to Dardi’s low cost factories as well as its extensive distribution network in China.
Charley Brown, Flow’s President and CEO commented: “For many months, we have been discussing an equity position in Dardi that included a potential majority interest. In light of current economic conditions, we feel it prudent to keep our investment in check, while not diminishing the long term advantage that we gain by utilizing Dardi’s manufacturing and distribution base in China. We have struck a good balance of minimizing our investment while continuing to pursue our strategic interests in the high growth China market and throughout Asia.”
The transaction will close following receipt of approval from the Chinese government and satisfaction of typical closing conditions.
About Flow International
Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology for cutting and cleaning. Flow provides state-of-the-art ultrahigh-pressure (UHP) technology to numerous industries including automotive, aerospace, job shop, surface preparation, food and dozens more. For more information, visit www.flowcorp.com.
This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2008 Flow International Corporation Form 10-K Report, filed with the Securities and Exchange Commission. Forward- looking statements in this press release include, without limitation, statements regarding Flow’s access to Dardi’s factories and distribution network. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.